Exhibit 99.1

For Immediate Release

CRESTVIEW PARTNERS AGREES TO ACQUIRE A SIGNIFICANT STAKE IN WOW! FROM AVISTA CAPITAL PARTNERS AND OTHER UNITHOLDERS

New York, NY, and Englewood, CO, December 11, 2015 — Crestview Partners (“Crestview”), a leading private equity firm based in New York, today announced funds that it manages will acquire a significant stake in WOW!, one of the nation’s leading providers of high-speed Internet, cable TV, and phone services. Under terms of the agreement, Crestview’s funds will purchase units held by Avista Capital Partners (“Avista”) and other unitholders, and make a $125 million primary investment in newly-issued units. The transactions are expected to close on or prior to December 31, 2015. Other financial terms were not disclosed.

As of January 1, 2016, Crestview Partner Jeffrey Marcus will become WOW!’s new Chair of the Board, replacing former WOW! CEO Colleen Abdoulah who will retire as Chair of the Board but will continue to serve as a director of the Board.

Headquartered in Englewood, Colorado, WOW! offers services to both residential and commercial customers in communities in the Midwest and Southeast. WOW!’s networks extend approximately 33,000 plant miles, pass approximately 3 million households, and serve approximately 782,000 customers.

“We are tremendously excited to welcome Crestview Partners, a highly respected firm with extensive experience in the telecommunications industry, to the WOW! family. The investment by Crestview, together with the continued support of Avista, will help WOW! to further capitalize on future growth opportunities while continuing to deliver the award-winning customer experience for which we are known. We look forward to a highly successful partnership with Avista and Crestview,” said Steven Cochran, WOW! Chief Executive Officer.

David Burgstahler, Co-Managing Partner and President of Avista, said, “We are delighted to be partnering with Crestview on this investment. WOW! has grown substantially by diversifying its product offering, expanding into new markets, and continuing to provide a differentiated experience to customers. This investment will enable WOW! to capitalize on additional growth opportunities. We look forward to working closely with incoming Chair of the Board, Jeff Marcus, and want to thank Colleen Abdoulah for her outstanding leadership and service to WOW!.”

Mr. Marcus, who leads Crestview’s media practice and has extensive experience in the cable industry as both an executive and investor, said, “We are very excited about investing in the future of WOW! and partnering with the company’s leadership team as well as Avista.  WOW! is the fourth cable investment Crestview has made since its founding in 2004. We know this industry quite well and believe, through this new partnership and given our extensive experience, we can help drive additional value creation while continuing to build on WOW!’s outstanding customer experience.”

Brian Cassidy, a Partner at Crestview, said, “Steven and the management team have done a great job over the years building WOW! into the ninth largest cable company in the U.S.  We are excited about the high-speed data and commercial opportunity, and our capital should help the company continue its growth.”

Credit Suisse acted as financial advisor and Kirkland & Ellis LLP acted as legal advisor to WOW! and Avista in connection with the transaction.

Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal advisor to Crestview in connection with the transaction.

About WOW! Internet Cable & Phone

WOW! is one of the nation’s leading broadband providers, serving residential, business and wholesale customers in Illinois, Michigan, Indiana, Ohio, Kansas, Maryland and the Southeast. With an expansive portfolio of advanced services including high-speed Internet, data, voice, cloud and cable television services, the company is dedicated to delighting customers with friendly, quality service at affordable prices. Visit wowway.com for more information.

About Avista Capital Partners

Avista Capital Partners is a leading private equity firm with approximately $6 billion under management and offices in New York, Houston and London. Founded in 2005, Avista makes controlling or influential minority investments in growth-oriented healthcare, industrial and communications businesses. Through its team of seasoned investment professionals and industry experts, Avista seeks to partner with exceptional management teams to invest in and add value to well-positioned businesses. (www.avistacap.com)

About Crestview

Founded in 2004, Crestview Partners is a value-oriented private equity firm focused on the middle market. The firm is based in New York and manages funds with over $7 billion of aggregate capital commitments.  The firm is led by a group of partners who have complementary experience and distinguished backgrounds in private equity, finance, operations and management.  Crestview’s senior investment professionals primarily focus on sourcing and managing investments in each of the specialty areas of the firm: media, energy, financial services, healthcare and industrials. (www.crestview.com)

Media Contacts:

For WOW!

Richard Fish

720-479-3538

rich.fish@wowinc.com

For Crestview:

Jeffrey Taufield

Kekst

212-521-4815

jeffrey.taufield@kekst.com

For Avista:

James David

Kekst

212-521-4825

jim.david@kekst.com